Exhibit 10(n)

Agreement to Capitalize Coastal

Robert J. Angerer, Sr. (Angerer) purposes to see CCO and CPC debt free, meet all their obligations and perform further work on the gas prospect. He would agree to provide $1 Million in capital funding to Coastal Caribbean Oils & Minerals, Ltd. (CCO), and for the agreed purposes, as follows:

1.	Angerer agrees to pay invoices in the total amount $250,000 to be used for the following purposes:

A.	Perform a new nitrogen frac on the Federal 1-19A well, in the Phillips formation to establish natural gas production from the well. In the even this frac on the Phillips formation is unsuccessful, Angerer may proceed to plug off the Phillips formation, perforate the Eagle formation and have a nitrogen frac performed on that formation to establish natural gas production.

B.	Abandon the two wells on the State lease.

C.	Any balance from these operations less than the $250,000 total shall be paid to CCO at the conclusion of the operations to be used to complete the SEC filings of CCO.

2.	Angerer will by October 15, 2012, wire to CCP $750,000 to be used for the following purposes:

A.	Payoff all outstanding obligations to parties involved with the oil and gas operations of the company. ($250,000 estimated.)

B.	Keep filings in compliance and hold an annual meeting. ($194,200 estimated.)

C.	Lease remaining private acreage within the Star Buck East Prospect if completions are successful, and for pursuing a Federal Exploratory Unit before lease expiration. ($100,000 estimated.)

D.	Pay Phillip Ware $205,800 to settle all accounts, with no further accruals for him for salary or other items. Phillip Ware would also be granted the option to purchase 1 Million shares of CCO stock at the purchase price of $0.03 per share up to December 31, 2017. In exchange, Phillip Ware would resign as an officer and director in CCO and Coastal Petroleum Company and mutual releases would be executed. The Directors remaining shall appoint successors as needed.

3.	CCO will issue CCO common stock to Angerer for each of his capital investments at the conversion of $0.03 per share.

4.	CCO accepts Angerer’s partial performance under the earlier October 2011 Agreement between the parties as complete and that Angerer is due his prorated shares of stock that will be issued as soon as possible.

5.	Prior to providing any of the funding, CCO shall assure Angerer that each of the expected purposes have been accepted by the Companies, including the agreement by Phillip Ware to item 2. D. above.

Coastal Caribbean Oils and Minerals, Ltd.

Date:	September 12, 2012	/s/ Herbert D. Haughton
		By:	Herbert D. Haughton, Director

Coastal Petroleum Company

Date:	September 12, 2012	/s/ Herbert D. Haughton
		By:	Herbert D. Haughton, Director

Date:	September 12, 2012	/s/ Robert J. Angerer, Sr.
Robert J. Angerer, Sr.